Exhibit 99.1

P    R    E    S    S         R    E    L    E    A    S    E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Curtis

Vice President, Corporate Affairs

Rewards Network Inc.

(312) 521-6754

Rewards Network Reaches Preliminary Settlement in Bistro Executive Litigation

Chicago, IL December 22, 2006 — Rewards Network Inc. (AMEX: IRN), a leading provider of marketing services and loyalty programs to the restaurant industry, today announced it has reached an agreement in principle to settle its pending class action litigation in California. The settlement agreement, if approved by the court, would resolve all claims made in Bistro Executive, Inc. et al v. Rewards Network Inc., by certain California-based restaurants participating in the Company’s dining credits purchase plan from May 2000 through December 2004.

“Resolving this lawsuit is the right thing to do for our business,” said Ron Blake, Rewards Network’s President and Chief Executive Officer. “We believe that we have always acted lawfully and provided value to our customers. We have decided to settle this matter to avoid ongoing distraction and allow us to focus entirely on serving our customers and building for the future.”

The preliminary settlement agreement provides for a claims process in which eligible class participants will be entitled to receive a combination of cash and airline miles, payable in three installments in 2007, 2008 and 2009, valued at up to $26 million to $28 million. Additionally, Rewards Network will forego collection from certain eligible class participants amounts above the cash advanced under the Company’s dining credits purchase plan, and will pay administrative costs of the settlement and attorneys fees for the class.

In connection with the proposed settlement agreement, the Company expects to record a provision between $30 million and $34 million ($18 million to $21 million after-tax) during the fourth quarter of 2006 to reserve for the settlement and for settlement-related expenses.

The settlement is subject to certain conditions, including approval by the United States District Court for the Central District of California and agreement on the definitive terms of a final settlement agreement. The Company expects a preliminary fairness hearing to be held in early 2007, with a final approval hearing occurring thereafter. This resolution will be entered into with no admission of wrongdoing by the Company.

Rewards Network continues its twenty-plus year tradition of serving the restaurant industry in California and across North America. Rewards Network provides its millions of active members with rewarding dining experiences and adds value to thousands of participating restaurants through the Company’s extensive marketing services, access to capital, business intelligence reporting and loyalty programs.

“Having this litigation behind us strengthens our ability to drive profitable, sustainable growth for Rewards Network going forward,” concluded Blake.

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About Rewards Network

Rewards Network (AMEX:IRN), headquartered in Chicago, Illinois, is a leading provider of marketing services and loyalty programs to the restaurant industry. Thousands of participating restaurants and other merchants across North America benefit from the Company’s extensive email, internet and print marketing efforts; member ratings/feedback and other business intelligence; customer loyalty programs; and access to capital. In conjunction with leading airline frequent flyer programs, club memberships, and other affinity organizations, Rewards Network provides over three million members with incentives, including airline miles, loyalty/reward program points and Cashback Rewards(SM) savings. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) a class action lawsuit that, if the proposed settlement is not approved, may result in monetary damages greater than the proposed settlement amount as well as restrictions on and changes to how we conduct our business, based on the court’s summary judgment opinion, (ii) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (iii) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (iv) our minimum purchase obligations and performance requirements, (v) our inability to attract and retain merchants, (vi) our inability to attract and retain members, (vii) adverse consequences of changes in our programs that affect the rate of rewards received by members, (viii) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (ix) changes to payment card association rules and practices, (x) our dependence upon our relationships with payment card issuers, transaction processors, presenters and aggregators, (xi) network interruptions or processing errors, (xii) our susceptibility to a changing regulatory environment, (xiii) increased operating costs due to privacy concerns of our marketing partners, payment card processors and the public, (xiv) the failure of our security measures, (xv) the risk that our members will not be able to use the dining credits we purchase from a merchant, (xvi) economic changes, (xvii) an adverse change in our loss experience related to dining credits, (xviii) the loss of key personnel, (xix) adverse determination of lawsuits in which we are a defendant that may result in liability and/or adversely impact the way in which we conduct business, (xx) increasing competition, (xxi) our inability to obtain sufficient cash, and (xxii) the failure of our expansion into Canada. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 and annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.

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